                                                                    EXHIBIT 99.2


                 HEALTHEON/WEBMD CLARIFIES INFORMATION ON JANUS
                        CAPITAL CORPORATION ANNOUNCEMENT


ATLANTA, GA, (January 27, 2000) - In an announcement made earlier today, Healtheon/WebMD Corporation (Nasdaq: HLTH) stated that Janus Capital Corporation invested $930 million in the company. Please note that this investment was made on behalf of Janus's mutual funds and not for Janus's corporate account.

ABOUT HEALTHEON/WEBMD

Healtheon/WebMD (Nasdaq: HLTH) is the first end-to-end Internet healthcare company connecting physicians and consumers to the entire healthcare industry. Healtheon/WebMD is using the Internet to facilitate a new system for the delivery of healthcare, resulting in a single, secure environment for all communications and transactions that will enable a more efficient and cost effective healthcare system. With corporate headquarters in Atlanta and technology headquarters in Silicon Valley, the company was formed in November 1999 as a result of the merger of Healtheon Corporation, WebMD, Inc., MEDE America and Medcast. For more information, visit http://www.webmd.com.

Other than historical information set forth herein, this announcement contains forward-looking statements that involve risks and uncertainties, including those relating to the ability of Healtheon/WebMD's services to decrease costs and improve patient care. Actual results could be materially different from those discussed in this announcement. Factors that could cause actual results to differ include, among others: Healtheon/WebMD's limited operating history, continued growth in the use of the Internet and acceptance of the Internet as a secure medium over which to conduct transactions. Additional risks associated with Healtheon/WebMD's business can be found in its recent Registration Statement on Form S-4 and other periodic filings with the SEC.



CONTACTS:

HEALTHEON/WEBMD:
John Runningen
404-495-7680
jr@webmd.net